Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated and combined financial statements of Grindrod Shipping Holdings Ltd. dated April 16, 2019, appearing in its Annual Report on Form 20-F for the year ended December 31, 2018.

/s/ Deloitte & Touche, LLP

Singapore

January 30, 2020